EXHIBIT 23.9


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 5, 1999, except for the second paragraph of Note 8, as to which the date is April 30, 1999, with respect to the financial statements of AdForce, Inc., for the years ended December 31, 1998 and 1997 and for the period from January 16, 1996 (inception) to December 31, 1996 (not presented separately herein) in this Registration Statement on Form S-3 for the registration of 10,810,911 shares of CMGI common stock.


                                                 /s/ Ernst & Young LLP

San Jose, California
August 18, 2000